EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION PROVIDES BUSINESS UPDATE
•	Cites Customer Inventory Reductions for Slower Third-Quarter Sales
•	Revises 2007 Outlook

LINCOLNSHIRE, ILLINOIS, October 11, 2007 – ACCO Brands Corporation (NYSE: ABD), a world leader in select categories of branded office products, today provided investors with preliminary information about its third quarter 2007 results, and revised its full-year outlook.

Despite strong sales and earnings growth in July and August, the company experienced double-digit sales declines in September in the United States, and, for the first time this year, in Europe, in its three largest segments.

The company believes September’s sharp volume decline is the result of its customers making downward inventory adjustments after seeing further weakening consumer demand.

Even with this sales decrease, year-over-year adjusted supplemental operating income is expected to improve by between 13% and 18% in the third quarter, but less than previous expectations.

Third quarter sales will be approximately $495 million, compared to $499 million in 2006.  Adjusting for currency and business exits, the decline will be approximately 1%.  Adjusted supplemental operating income is expected to be between $44 million and $46 million, compared to $39 million in the prior-year quarter.  Adjusted supplemental EBITDA is expected to be in the range of $58 million to $60 million, compared to $55 million in the prior-year quarter (refer to “Non-GAAP Financial Measures” below).

ACCO Brands now believes it is prudent to reduce its 2007 earnings estimates.  The company expects annual 2007 sales volumes to be down low-single-digits as a percentage of prior year’s sales, and for adjusted supplemental annual EBITDA to now be in the range of $215 million to $225 million, down from the previously expected $230 million to $240 million.  This compares to $197 million in 2006.

Despite this development, ACCO Brands continues to make substantial progress on its merger integration.  A solid foundation has been laid for continued improvements in margins over the next 15 months, which would be further enhanced as sales volumes recover.  Substantial synergy opportunities remain, and the company is meeting its specific integration goals in accordance with its original plan.

Third Quarter Earnings Date and Conference Call

The company will report third quarter 2007 results on Wednesday, November 7, 2007, and host a conference call at 8:30 a.m. Eastern Time, to discuss the results and business trends.  The call will be broadcast live via webcast.  The webcast can be accessed through the Investor Relations section of www.accobrands.com.  The webcast will be in listen-only mode and will be available for replay for one month following the event.

Non-GAAP Financial Measures

“Adjusted” results exclude all restructuring and restructuring-related items, as well as unusual tax items.  Adjusted results for 2007 also exclude the impact of a one-time adjustment to net sales related to a correction in accounting for certain prior-period customer program costs.  Adjusted supplemental EBITDA excludes restructuring and restructuring-related items, one-time sales adjustment and other non-operating items, including minority interest expense, other income and stock-based compensation expense.  Adjusted results and supplemental EBITDA are non-GAAP measures.  There could be limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure.  Management uses the adjusted measures to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives.  Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year.  These measures may be inconsistent with measures presented by other companies.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in select categories of branded office products, with annual revenues of nearly $2 billion.  Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel®, NOBO® and Wilson Jones®, among others.  Under the GBC brand, the company is also a leader in the professional print finishing market.

Forward-Looking Statements

This press release contains statements which may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them.  ACCO Brands' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions; the dependence of the company on certain suppliers of manufactured products; the effect of consolidation in the office products industry; the risk that businesses that have been combined into the company as a result of the merger with General Binding Corporation will not be integrated successfully; the risk that targeted cost savings and synergies from the aforesaid merger and other previous business combinations may not be fully realized or take longer to realize than expected; disruption from business combinations making it more difficult to maintain relationships with the company's customers, employees or suppliers; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed from time to time in the company's SEC filings.

For further information:

Rich Nelson                                                      Jennifer Rice
Media Relations                                              Investor Relations
(847) 484-3030                                                   (847) 484-3020